Exhibit 10.4

ROANOKE GAS COMPANY

$29,500,000

PRIVATE SHELF FACILITY

______________

PRIVATE SHELF AGREEMENT

______________

DATED SEPTEMBER 30, 2015

CHI 66084385v10

Execution Version

i

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SCHEDULE A	—	DEFINED TERMS
SCHEDULE B	—	AUTHORIZED OFFICERS
SCHEDULE 1	—	FORM OF SHELF NOTE
SCHEDULE 2(d)	—	FORM OF REQUEST FOR PURCHASE
SCHEDULE 2(f)	—	FORM OF CONFIRMATION OF ACCEPTANCE
SCHEDULE 4.4(a) —	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY
SCHEDULE 4.4(b) —	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS
SCHEDULE 5.3	—	DISCLOSURE MATERIALS
SCHEDULE 5.4	—	SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK
SCHEDULE 5.5	—	FINANCIAL STATEMENTS
SCHEDULE 5.15	—	EXISTING INDEBTEDNESS

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Execution Version

ROANOKE GAS COMPANY
519 Kimball Avenue
Roanoke, Virginia 24016

$29,500,000 Private Shelf Facility

Dated as of September 30, 2015

To Prudential Investment Management, Inc.
(“Prudential”)
To each Prudential Affiliate which becomes
bound by this Agreement as hereinafter
provided (each, a “Purchaser” and
collectively, the “Purchasers”):
Ladies and Gentlemen:
Roanoke Gas Company, a Virginia corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.2, the “Company”), agrees with each of the Purchasers as follows:
Section 1.Authorization of Notes.
The Company may from time to time authorize the issue and sale of its senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate amount up to $29,500,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 20 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 20 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Shelf Note delivered pursuant to Section 2(f). Any such Shelf Note shall be substantially in the form of Schedule 1 attached hereto. The terms “Note” and “Notes” as used herein shall include each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Shelf Note pursuant to any such provision. Notes which have (a) the same final maturity, (b) the same principal prepayment dates, (c) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (d) the same interest rate, (e) the same interest payment periods and (f) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes. Certain capitalized and other terms used in this Agreement are defined in Schedule A. References

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to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.
The payment and performance by the Company of its covenants and agreements hereunder and under the Notes are unconditionally guaranteed by the Parent Guarantor pursuant to the Parent Guaranty.
Section 2.    Sale and Purchase of Notes.
(a)    Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility.” At any time, the aggregate principal amount of Shelf Notes stated in Section 1, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

(b)    Issuance Period. Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period.”
(c)    Periodic Spread Information. Provided no Default or Event of Default exists, not later than 9:30 A.M. (New York City local time) on a Business Day during the Issuance Period if there is an Available Facility Amount on such Business Day, the Company may request by e-mail (with confirmation of receipt), telefacsimile or telephone, and Prudential will, to the extent reasonably practicable, provide to the Company on such Business Day (or, if such request is received after 9:30 A.M. (New York City local time) on such Business Day, on the following Business Day), information (by e-mail (with confirmation of receipt), telefacsimile or telephone) with respect to various spreads at which Prudential Affiliates might be interested in purchasing Shelf Notes of different average lives; provided, however, that the Company may not make such requests more frequently than once in every five (5) Business Days or such other period as shall be mutually agreed to by the Company and Prudential. The amount and content of information so provided shall be in

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the sole discretion of Prudential but it is the intent of Prudential to provide information which will be of use to the Company in determining whether to initiate procedures for use of the Facility. Information so provided shall not constitute an offer to purchase Shelf Notes, and neither Prudential nor any Prudential Affiliate shall be obligated to purchase Shelf Notes at the spreads specified. Information so provided shall be representative of potential interest only for the period commencing on the day such information is provided and ending on the earlier of (i) the fifth (5th) Business Day after such day and (ii) the first (1st) Business Day after any day on which further spread information is provided to the Company. Prudential may suspend or terminate its obligation to provide information pursuant to this Section 2(c) for any reason, including its determination that the credit quality of the Company has declined since the date of this Agreement.
(d)    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by e-mail (with confirmation of receipt), telefacsimile or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be (A) less than $3,000,000 or (B) greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities, principal prepayment dates and amounts and interest payment periods (quarterly or semi-annually in arrears) of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes, (iv) specify the proposed day for the Closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than ten (10) days and not more than 25 Business Days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the related Closing for such purchase and sale, (vi) certify that (x) the representations and warranties contained in Section 5 (which may be updated and/or modified and delivered with such Request for Purchase as contemplated by Section 4.1 hereof) are true as of the date of such Request for Purchase and (y) there exists on the date of such Request for Purchase no Event of Default or Default and (vii) be substantially in the form of Schedule 2(d) attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential. Any previous notification referenced in a Request for Purchase or any Request for Purchase that contains information that purports to amend the information contained in any Section or Schedule hereto, shall not be effective to amend such information unless it is received by Prudential at least two Business Days prior to the Acceptance Day for Notes to which such Request for Purchase relates; provided, however, Prudential agrees that all new disclosures related to outstanding Indebtedness under Schedule 5.15 will be deemed acceptable when such Request for Purchase is delivered if such Indebtedness is permitted under this Agreement and under applicable law. If Prudential provides such interest rate quotes earlier than two Business Days after Prudential receives a Request for Purchase which contains information that purports to amend the information contained in any Schedule or Section hereto and Prudential states in writing that it waives the requirement in this Section 2(d) that the information shall not be effective to amend unless it is received by Prudential at least two Business Days prior to the Acceptance Day, the information contained in such Schedule or Section shall be deemed effective to amend such information at the time of the issuances of the quotes.

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(e)    Rate Quotes. Not later than five (5) Business Days or, in the event the Company has attached a material modification to any representation or warranty to a Request for Purchase pursuant to Section 4.1, not later than ten (10) Business Days, after the Company shall have given Prudential a Request for Purchase pursuant to Section 2(d), Prudential may, but shall be under no obligation to, provide to the Company by e-mail (with confirmation of receipt), telephone or telefacsimile, in each case between 9:30 A.M. and 1:30 P.M. (New York City local time) (or such later time as Prudential may elect) (i) interest rate quotes for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods of Shelf Notes specified in such Request for Purchase and (ii) the Acceptance Window designated by Prudential with respect to such interest rate quote. Each quote shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.
(f)    Acceptance. Within the Acceptance Window with respect to any interest rate quotes provided pursuant to Section 2(e), the Company may, subject to Section 2(g), elect to accept such interest rate quotes as to not less than $3,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telefacsimile within the Acceptance Window that the Company elects to accept such interest rate quotes, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (an “Acceptance”) relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. Subject to Section 2(g) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Shelf Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Schedule 2(f) attached hereto (a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three (3) Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
(g)    Market Disruption. Notwithstanding the provisions of Section 2(f), if Prudential shall have provided interest rate quotes pursuant to Section 2(e) and thereafter prior to the time Prudential is notified of an Acceptance with respect to such quotes in accordance with Section 2(f) the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be

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ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2(g) are applicable with respect to such Acceptance.
(h)    Fees.
(i)    Structuring Fee. In consideration for the time, effort and expense involved in the preparation, negotiation and execution of this Agreement, at the time of the execution and delivery of this Agreement by the Company and Prudential, the Company will pay to Prudential in immediately available funds a fee (the “Structuring Fee”) in the amount of $15,000.00.
(ii)    Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (the “Issuance Fee”) on each Closing Day (other than any Closing occurring within 60 days of the date hereof) in an amount equal to 0.125% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.
(iii)    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale a fee (the “Delayed Delivery Fee”) calculated as follows:
(BEY - MMY) X DTS/360 X PA
where “BEY” means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; “MMY” means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Note having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days for such Accepted Note (a new alternative investment being selected by Prudential each time such closing is delayed); “DTS” means Days to Settlement, i.e., the number of actual days elapsed from and including the original Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and “PA” means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.2.
(iv)    Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2(f) or the penultimate sentence of Section 3.2 that the closing of the

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purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) calculated as follows:
PI X PA
where “PI” means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Notes(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and “PA” has the meaning in Section 2(h)(iii). The foregoing bid and ask prices shall be as reported by the publicly available source of such market data as is then customarily used by Prudential. Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.
Section 3.    Closing.
Section 3.1.    Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes (each, a “Closing”), the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 2200 Ross Avenue, Suite 4300, Dallas, TX 75201, Attention: Law Department or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price therefor by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.
Section 3.2.    Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.1, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M. (New York City local time) on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (i) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one (1) Business Day and not more than ten (10) Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2(h)(iii) or (ii) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the

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preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M. (New York City local time) on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one (1) occasion, unless Prudential shall have otherwise consented in writing
Section 4.    Conditions to Closing.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing for such Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:
Section 4.1.    Representations and Warranties. The representations and warranties of the Company in this Agreement and of the Parent Guarantor in the Parent Guaranty shall be correct when made and at the time of the applicable Closing, provided that, with respect to the applicable Closing, the Company shall be permitted to make additions and deletions to the Schedules 5.3, 5.4, 5.5 and/or 5.15 and any further modifications to a representation and warranty contained in Section 5 after the date of this Agreement but prior to such Closing Day, so long as the Company shall have attached an updated copy of the relevant Schedules and/or relevant modifications to the related Request for Purchase (at least two (2) days prior to the Acceptance Day in accordance with Section 2(d)), in which case such representations and warranties shall be correct at the time of the delivery of such Request for Purchase and of the time of the applicable Closing, giving effect to any such updated schedules and/or modifications.
Section 4.2.    Performance; No Default. Each of the Company and the Parent Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement and the Parent Guaranty, respectively, required to be performed or complied with by it prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since September 30, 2014 that would have been prohibited by Section 10 had such Section applied since such date.
Section 4.3.    Compliance Certificates.
(a)    Company Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b)    Company Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

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(c)    Parent Guarantor Officer’s Certificate. The Parent Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(d)    Parent Guarantor Secretary’s Certificate. The Parent Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of such Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Parent Guaranty and (ii) the Parent Guarantor’s organizational documents as then in effect.
Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Woods Rogers PLC, counsel for the Company and Parent Guarantor, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Greenberg Traurig, LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Purchase Permitted By Applicable Law, Etc. On the date of such Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of Acceptance. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Sale of Other Notes. Contemporaneously with such Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in the applicable Confirmation of Acceptance.
Section 4.7.    Payment of Fees. (a) Without limiting Section 15.1, the Company shall have paid to Prudential and each Purchaser on or before such Closing any fees due Prudential and each Purchaser pursuant to or in connection with this Agreement, including any Structuring Fee due pursuant to Section 2(h)(i), any Issuance Fee due pursuant to Section 2(h)(ii) and any Delayed Delivery Fee due pursuant to Section 2(h)(iii).
(b)    Without limiting Section 15.1, the Company shall have paid on or before such Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

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Section 4.8.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for such Notes.
Section 4.9.    Changes in Corporate Structure. Other than as permitted by this Agreement, none of the Parent Guarantor, the Company or any Subsidiary shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.11.    Parent Guaranty. The Parent Guaranty shall have been duly executed and delivered by the Parent Guarantor (and such Purchaser shall have received an original copy thereof), shall be in full force and effect on the date hereof and shall be satisfactory in form and substance to such Purchaser.
Section 4.12.    Commission Approval. The State Corporation Commission of the Commonwealth of Virginia shall have issued an appropriate order authorizing the issue and sale of such Notes, and said order shall remain in full force and effect on the date of such Closing and not be subject to any stay or suspension. The issuance and effectiveness of such order shall be a condition precedent to the performance by the Company of its obligations under this Agreement (except its obligations under Section 15.1).
Section 4.13.    Certain Documents. Such Purchaser shall have received the following:
(a)    The Note(s) to be purchased by such Purchaser at such Closing.
(b)    Certified copies of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the issuance of the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes (provided, that for any Closing, the Company may certify that there has been no change to any applicable authorization or approval since the date on which it was most recently delivered to such Purchaser under this Section 4.13 as an alternative to the further delivery thereof).
(c)    A certificate of the Secretary or an Assistant Secretary and one other officer of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder (provided, that for any Closing, the Secretary or an Assistant Secretary and one other officer of the Company may certify that there has been no change to the officers of the Company authorized to sign Notes and other documents to be delivered therewith since the date on which a certificate setting forth the

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names and true signatures of such officers, as described above, was most recently delivered to such Purchaser under this Section 4.13, as an alternative to the further delivery thereof).
(d)    Certified copies of the Certificate of Incorporation and By-laws of the Company (provided, that for any Closing, the Company may certify that there has been no change to any applicable constitutive document since the date on which it was most recently delivered to such Purchaser under this Section 4.13, as an alternative to the further delivery thereof).
(e)    A good standing certificate for the Company from the Secretary of State of the Commonwealth of Virginia dated of a recent date prior to such Closing and such other evidence of the status of the Company as such Purchaser may reasonably request.
(f)    The Parent Guarantor shall have reaffirmed all of its obligations under its Parent Guaranty, including with respect to the Note(s) to be purchased by such Purchaser at such Closing.
Section 5.    Representations and Warranties of the Company.
The Company represents and warrants to each Purchaser that, as of the date hereof and as of each Closing:
Section 5.1.    Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
Section 5.2.    Authorization, Etc. This Agreement has been, and, upon the execution and delivery of any Note, such Note will have been, duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure. This Agreement, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and identified in Schedule 5.3 (as may be amended in connection with a Closing in accordance with Section 4.1 hereunder) (this Agreement and such documents, certificates or other writings, and such financial statements delivered to each Purchaser prior to the applicable Closing being referred to, collectively, as the

Roanoke Gas Company        Private Shelf Agreement

“Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 (as may be amended in connection with a Closing in accordance with Section 4.1 hereunder) contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers.
(a)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(b)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(c)    No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser of any Accepted Notes copies of the financial statements listed on Schedule 5.5 (as may be amended in connection with a Closing in accordance with Section 4.1 hereunder) and as identified by a principal financial officer of the Company including (i) a consolidating and consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at September 30 in each of the three fiscal years of the Parent Guarantor most recently completed prior to the date as of

Roanoke Gas Company        Private Shelf Agreement

which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and consolidating and consolidated statements of income, cash flows and shareholders’ equity of the Parent Guarantor and its Subsidiaries for each such year, all reported on by Brown Edwards & Company, L.L.P. and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, cash flows and shareholders’ equity for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than consents, approvals, authorizations, registrations, filings or declarations that have already been obtained or made and are in full force and effect, and not subject to appeal.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Roanoke Gas Company        Private Shelf Agreement

(a)    Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction (taking into account any applicable extensions), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended September 30, 2010.
Section 5.10.    Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that are Material are valid and subsisting and are in full force and effect in all material respects.
Section 5.11.    Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others.
(a)    To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(b)    To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent,

Roanoke Gas Company        Private Shelf Agreement

copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
Section 5.12.    Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(a)    The present value of all accrued benefits under each of the Plans that constitute employee pension benefit plans, as defined in Section 3 of ERISA (other than Multiemployer Plans), based on those assumptions used to fund such Plans, as calculated by the Company’s actuaries, did not, as of the end of the Company’s most recently ended fiscal year for which audited financing statements are available, exceed the value of the assets of such Plans allocable to such benefits by an amount in excess of $5,000,000.
(b)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(c)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries did not, as of the end of the Company’s most recently ended fiscal year for which audited financial statements are available, exceed the value of the assets allocable to such benefits by an amount in excess of $5,000,000.
(d)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy

Roanoke Gas Company        Private Shelf Agreement

the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 (as may be amended in connection with a Closing in accordance with Section 4.1 hereunder) sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date set forth therein (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(a)    Except as disclosed in Schedule 5.15 (as may be amended in connection with a Closing in accordance with Section 4.1 hereunder), neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.
(b)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or

Roanoke Gas Company        Private Shelf Agreement

otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15 (as may be amended in connection with a Closing in accordance with Section 4.1 hereunder).
Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.
(a)    No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.
(b)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

Roanoke Gas Company        Private Shelf Agreement

(c)    (i)    Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;
(i)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and
(ii)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.
Section 5.17.    Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 5.18.    Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

Roanoke Gas Company        Private Shelf Agreement

(a)    Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.19.    Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.
Section 6.    Representations of the Purchasers.
Section 6.1.    Purchase for Investment. Each Purchaser severally represents that (i) it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act, (ii) it has the experience and training necessary to evaluate the merits and risks of a transaction of the nature of the transaction that is the subject of this Agreement, (iii) it has had access to all of Parent Guarantor’s publicly filed documents through EDGAR, (iv) it has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transaction that is the subject of this Agreement and that the Company has responded to all such requests by the Purchaser for information, and (v) it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

Roanoke Gas Company        Private Shelf Agreement

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or

Roanoke Gas Company        Private Shelf Agreement

(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 7.    Information as to Company.
Section 7.1.    Financial and Business Information. The Company shall deliver or cause to be delivered to Prudential, each Purchaser and each holder of a Note that is an Institutional Investor:
(a)    Quarterly Statements — as soon as available and in any event within 45 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii)    consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

Roanoke Gas Company        Private Shelf Agreement

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10‑Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the delivery requirements for the Company’s financial statements under this Section 7.1(a);
(b)    Annual Statements — as soon as available and in any event within 90 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the Parent Guarantor’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Parent Guarantor is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of,
(i)    a consolidated and consolidating balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such year, and
(ii)    consolidated and consolidating statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements of the Parent Guarantor present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Parent Guarantor’s Form 10‑K for such fiscal year (together with the Parent Guarantor’s annual report to shareholders, if any, prepared pursuant to Rule 14a‑3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b) (provided that such Form 10-K includes both the consolidated and consolidating financial statements required by this Section 7.1(b));

Roanoke Gas Company        Private Shelf Agreement

(c)    Audited Financial Statements of the Company — in the event that the Company shall cease to be a Wholly-Owned Subsidiary of the Parent Guarantor, then, within the time period provided in Section 7.1(b) above, the Company shall deliver to each holder of Notes that is an Institutional Investor, financial statements of the character and for the dates and periods as in said Sections 7.1(b), but covering the Company and its Subsidiaries (on a consolidated basis), and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements of the Company present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified in Section 7.1(b) above of the Company’s Form 10‑K, if applicable, for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a‑3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(c);
(d)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Parent Guarantor, Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by the Parent Guarantor, Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Parent Guarantor, Company or any Subsidiary to the public concerning developments that are Material;
(e)    Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(f)    ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

Roanoke Gas Company        Private Shelf Agreement

(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
(g)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(h)    Resignation or Replacement of Auditors — within ten days following the date on which the Parent Guarantor’s auditors (or, in the event that the Company is required to deliver audited statements pursuant to Section 7.1(c), the Company’s auditors) resign or the Parent Guarantor (or, in the event that the Company is required to deliver audited statements pursuant to Section 7.1(c), the Company) elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request; and
(i)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent Guarantor, the Company or any of its Subsidiaries (including, but without limitation, actual copies of the Parent Guarantor’s or Company’s Form 10‑Q and Form 10‑K, as applicable) or relating to the ability of the Company to perform its obligations hereunder and under the Notes or the ability of the Parent Guarantor to perform its obligations under the Parent Guaranty, as from time to time may be reasonably requested by any such holder of a Note; provided that, if the Company reasonably determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 20, the Company would be prohibited from disclosing such data or information pursuant to Regulation FD promulgated by the Securities and Exchange Commission without making public disclosure thereof, then the Company shall not be required to disclose such data or information required by this Section 7.1(i), but the Company

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shall promptly notify such holder in writing that it has withheld data or information pursuant to this proviso.
Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a Purchaser or holder of a Note pursuant to Section 7.1(a), Section 7.1(b) or Section 7.1(c) shall be accompanied by a certificate of a Senior Financial Officer:
(a)    Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; and
(b)    Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
Section 7.3.    Visitation. The Company shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Company and upon reasonable prior notice to visit and inspect any of the offices or properties

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of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
Section 7.4.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c) or (d) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(i)    such financial statements satisfying the requirements of Section 7.1(a), (b) or (c), as the case may be, and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each Purchaser and each holder of a Note by e-mail;
(ii)    the Company or the Parent Guarantor, as applicable, shall have timely filed its Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a), Section 7.1(b) or Section 7.1(c) as the case may be, with the SEC on EDGAR and the Company shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://rgcresources.com as of the date of this Agreement;
(iii)    such financial statements satisfying the requirements of Section 7.1(a), Section 7.1(b) or Section 7.1(c) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or
(iv)    the Company or the Parent Guarantor, as applicable, shall have filed any of the items referred to in Section 7.1(d) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;
provided however, that in the case of any of clauses (ii), (iii) or (iv), the Company shall have given each Purchaser and each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.
Section 8.    Payment and Prepayment of the Notes.
Section 8.1.    Required Prepayments. Each Series of Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment

Roanoke Gas Company        Private Shelf Agreement

of the Notes of any Series pursuant to Section 8.2, 8.7 or 8.8, the principal amount of each required prepayment of the Notes of such Series becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes of such Series is reduced as a result of such prepayment. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.
Section 8.2.    Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in an amount not less than 5% of the aggregate principal amount of such Series of Notes then outstanding (in the case of a partial prepayment), at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
Section 8.3.    Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes of any Series, pursuant to Section 8.1 or Section 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
Section 8.4.    Maturity; Surrender, Etc. In the case of each optional prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any Series except upon the payment or prepayment of the Notes of such Series in accordance with this Agreement and the Notes of such Series. The Company will promptly cancel all Notes

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acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.    Make-Whole Amount.
“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the ask-side yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating

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linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.    Prepayment in Connection with an Asset Disposition.

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(a)    Notice and Offer. In the event that the Company shall elect to apply all or any portion of the Net Proceeds Amount of an Asset Disposition towards an Indebtedness Prepayment Application pursuant to the last paragraph of Section 10.7, the Company will give written notice thereof to the holders of all Notes then outstanding. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, each outstanding Note held by such holder in a principal amount which equals the Ratable Portion of such Note on a date specified in such notice (which date shall be a Business Day) that is not less than 30 days and not more than 60 days after the date of such notice (the “Disposition Prepayment Date”), together with interest on the amount to be so prepaid accrued to the prepayment date. If the Disposition Prepayment Date shall not be specified in such offer, the Disposition Prepayment Date shall be the first Business Day which is at least 45 days after the date of such offer.
(b)    Acceptance and Payment. A failure of a holder of Notes to respond to a prepayment offer pursuant to this Section 8.7 in writing on or prior to a date at least ten (10) Business Days prior to the Disposition Prepayment Date (such date ten (10) Business Days prior to the Disposition Prepayment Date being the “Disposition Response Date”), shall be deemed to constitute a rejection of the offer. To accept such offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than the Disposition Response Date. Prepayment of the Notes to be made pursuant to this Section 8.7 shall be made at 100% of the principal amount of such Notes being so prepaid, together with interest on such principal amount then being prepaid accrued to the date of prepayment. The prepayment shall be made on the Disposition Prepayment Date determined for prepayment pursuant to Section 8.7(a).
(c)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the Disposition Prepayment Date and the Disposition Response Date, (ii) the Disposition Proceeds in respect of the applicable Disposition, (iii) that such offer is being made pursuant to this Section 8.7 and the last paragraph of Section 10.7, (iv) the Ratable Portion of each Note offered to be prepaid, (v) the interest that would be due on each Note offered to be prepaid, accrued to the prepayment date and (vi) in reasonable detail, the nature of such Disposition.
Section 8.8.    Prepayment in Connection with a Put Right for Other Indebtedness.
(a)    Notice and Offer. In the event that, as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company, the Parent Guarantor or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000, or (y) one or more Persons have the right to require the Company, the Parent Guarantor or any Subsidiary so to purchase or repay such Indebtedness, the Company will, within five (5) Business Days thereafter, give written notice thereof to the holders of all Notes then outstanding. Such written notice shall contain, and such written notice shall constitute, an irrevocable offer to prepay, at the election of each holder, each outstanding Note held by such holder at 100% of the principal amount of such Notes being so prepaid, together with interest accrued

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thereon and the Make-Whole Amount determined as of a date specified in such notice (which date shall be a Business Day) that is not less than 30 days and not more than 60 days after the date of such notice (the “Cross-Put Prepayment Date”). If the Cross-Put Prepayment Date shall not be specified in such offer, the Cross-Put Prepayment Date shall be the first Business Day which is at least 45 days after the date of such offer.
(b)    Acceptance and Payment. A failure of a holder of Notes to respond to a prepayment offer pursuant to this Section 8.8 in writing on or prior to a date at least ten (10) Business Days prior to the Cross-Put Prepayment Date (such date ten (10) Business Days prior to the Cross-Put Prepayment Date being the “Cross-Put Response Date”), shall be deemed to constitute a rejection of the offer. To accept such offer, a holder of Notes shall cause a notice of such acceptance to be delivered to the Company not later than the Cross-Put Response Date. Prepayment of the Notes to be made pursuant to this Section 8.8 shall be made at 100% of the principal amount of such Notes being so prepaid, together with interest accrued thereon and the Make-Whole Amount determined as of the prepayment date. The prepayment shall be made on the Cross-Put Prepayment Date determined for prepayment pursuant to Section 8.8(a).
(c)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the Cross-Put Prepayment Date and the Cross-Put Response Date, (ii) that such offer is being made pursuant to this Section 8.8, (iii) the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the Cross-Put Prepayment Date were the date of the prepayment), setting forth the details of such computation, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Cross-Put Prepayment Date and (v) in reasonable detail, the nature of the event triggering such offer to prepay the Notes.
Section 8.9.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9.    Affirmative Covenants.
The Company covenants that during the Issuance Period and so long as any of the Notes are outstanding:
Section 9.1.    Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16,

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and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3.    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Corporate Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.2 and 10.7 the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and

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effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6.    Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.
Section 9.7.    Subsidiary Guarantors. The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:
(a)    enter into an agreement in form and substance reasonably satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (i) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company thereunder and (ii) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and
(b)    deliver the following to each of holder of a Note:
(i)    an executed counterpart of such Subsidiary Guaranty;
(ii)    a certificate signed by an authorized responsible officer of such Subsidiary providing the guaranty containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);
(iii)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

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(iv)    an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.
Section 10.    Negative Covenants.
The Company covenants that during the Issuance Period and so long as any of the Notes are outstanding:
Section 10.1.    Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate. This Section 10.1 shall not restrict reasonable compensation, including equity incentive compensation, to officers, employees or directors in connection with services rendered to the company or any Subsidiary in such capacity.
Section 10.2.    Merger, Consolidation, Etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a)    the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not such corporation or limited liability company, (i) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
(b)    each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs, reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and
(c)    immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

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No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.
Section 10.3.    Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement.
Section 10.4.    Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.
Section 10.5.    Liens. The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
(a)    Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;
(b)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by Section 9.4;
(c)    Liens (other than any Liens imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit for the payment of the deferred purchase price of property;

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(d)    any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;
(e)    leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;
(f)    Liens on property or assets of a Subsidiary to the Company or to another Subsidiary;
(g)    Liens existing on the date of this Agreement and that secure Indebtedness of the Company or any of its Subsidiaries described in Schedule 5.15;
(h)    any Lien created after the date hereof to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction or improvement, of fixed assets useful and intended to be used in carrying on the business of the Company or a Subsidiary (including pursuant to a Capital Lease or a Synthetic Lease), provided that
(i)    any such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),
(ii)    the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to 100% of the lesser of cost or fair market value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and
(iii)    any such Lien shall be created contemporaneously with or within the period ending 180 days after, the acquisition or construction of such property;
(i)    any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, and (ii) each such Lien on property so acquired shall extend solely to the item or items of property

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so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property; and
(j)    other Liens not otherwise permitted by paragraphs (a) through (i) securing Indebtedness of the Company or a Subsidiary, provided that the Indebtedness secured thereby is permitted by Section 10.6, and provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.5(j) any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.
Section 10.6.    Financial Covenants.
(a)    Limitations on Long Term Debt. The Company shall not at any time permit Consolidated Long Term Debt plus current maturities of Consolidated Long Term Debt to exceed 65% of Consolidated Total Capitalization.
(b)    Limitation on Priority Indebtedness. The Company will not at any time permit Priority Indebtedness to exceed 15% of Consolidated Total Assets.
Section 10.7.    Sale of Assets, Etc. The Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition unless:
(a)    in the good faith opinion of the Company or Subsidiary making the Asset Disposition, the Asset Disposition is in exchange for consideration having a fair market value at least equal to that of the property exchanged;
(b)    immediately before and after giving effect to the Asset Disposition, no Default or Event of Default shall have occurred and be continuing; and
(c)    the sum of (i) the Disposition Value of the property subject to such Asset Disposition, plus (ii) the aggregate Disposition Value for all other property that was the subject of an Asset Disposition during the period of 365 days immediately preceding such Asset Disposition would not exceed 10% of Consolidated Total Assets determined as of the end of the most recently ended calendar month preceding such Asset Disposition.
To the extent that the Net Proceeds Amount consisting of cash for any Transfer to a Person other than an Affiliate of the Company or Subsidiary is applied to a Indebtedness Prepayment Application or applied to a Property Reinvestment Application within one year after such Transfer, then such Transfer (or, if less than all such Net Proceeds Amount is applied as contemplated hereinabove, the pro rata percentage thereof which corresponds to the Net Proceeds Amount so applied), only for

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the purpose of determining compliance with subsection (c) of this Section 10.7 as of any date, shall be deemed not to be an Asset Disposition.
Section 11.    Events of Default.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Section 7.1(e), Section 10.2, Section 10.3, Section 10.4, Section 10.6 or Section 10.7; or
(d)    (i) the Company defaults in the performance of or compliance with any term contained herein, (ii) the Parent Guarantor defaults in the performance of or compliance with any term contained in the Parent Guaranty or (iii) any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in its Subsidiary Guaranty (in each case other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made, or (iii) any representation or warranty made in writing by or on behalf of Parent Guarantor or by any officer of Parent Guarantor in the Parent Guaranty or any writing furnished in connection with the Parent Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) the Company, the Parent Guarantor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company, the Parent Guarantor or any Subsidiary is in default in the

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performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or
(g)    the Company, the Parent Guarantor or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors generally, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, the Parent Guarantor or any of their Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, the Parent Guarantor or any of their Subsidiaries, or any such petition shall be filed against the Company, the Parent Guarantor or any of their Subsidiaries and such petition shall not be dismissed within 60 days; or
(i)    one or more final judgments or orders for the payment of money aggregating in excess of $5,000,000, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Parent Guarantor, the Company or its Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay;
(j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall

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exceed an amount that could reasonably be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
(k)    the Parent Guaranty or any Subsidiary Guaranty shall cease to be in full force and effect, the Parent Guarantor or any Subsidiary Guarantor or any Person acting on behalf of the Parent Guarantor or any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of the Parent Guaranty or any Subsidiary Guaranty, or the obligations of the Parent Guarantor or any Subsidiary Guarantor under the Parent Guaranty or any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Parent Guaranty and/or Subsidiary Guaranty.
Section 12.    Remedies on Default, Etc.
Section 12.1.    Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(a)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(b)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company

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(except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, the Parent Guaranty or any Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders (in the case of a declaration pursuant to Section 12.1(b)) or any holder who has made the declaration (in the case of a declaration pursuant to Section 12.1(c)), by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, the Parent Guaranty, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
Section 13.    Registration; Exchange; Substitution of Notes.
Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee

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of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes, if known to the Company, shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 2.3. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $25,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof,

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within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14.    Payments on Notes. So long as any Purchaser or its nominee shall be the holder of any Note, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by wire transfer in accordance with wiring instructions specified for such purpose by such Purchaser under the related Confirmation of Acceptance, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.
Section 15.    Expenses, Etc.
Section 15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Parent Guaranty, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Parent Guaranty, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Parent Guaranty, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes, the Parent Guaranty and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000 per Series of Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any,

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of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.
Section 15.2.    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Parent Guaranty, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.
Section 16.    Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17.    Amendment and Waiver.
Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;
(b)    (i) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Section 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes;
(c)    no amendment or waiver may, without the written consent of each holder of each Note at the time outstanding (or, if prior to the initial Closing, the Purchasers), (i)

Roanoke Gas Company        Private Shelf Agreement

subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20; and
(d)    Section 8.5 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.
Section 17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide Prudential, each Purchaser and each holder of a Note (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, the Parent Guaranty or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17, the Parent Guaranty or any Subsidiary Guaranty to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or such holder of any waiver or amendment of any of the terms and provisions hereof, the Parent Guaranty or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such Purchaser or such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17, the Parent Guaranty or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)) in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Roanoke Gas Company        Private Shelf Agreement

Section 17.3.    Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17, the Parent Guaranty or any Subsidiary Guaranty applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note, the Parent Guaranty or Subsidiary Guaranty shall operate as a waiver of any rights of any Purchaser or any holder of such Note.
Section 17.4.    Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Parent Guaranty, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in the Parent Guaranty, any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18.    Notices.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified by such Purchaser in its Confirmation of Acceptance, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of “President, Roanoke Gas Company”, or at such other address as the Company shall have specified to the holder of each Note in writing or
(iv)    if to Prudential, to Prudential c/o Prudential Capital Group, 2200 Ross Avenue, Suite 4300, Dallas, TX 75201, to the attention of Managing Director, Energy Finance – Oil & Gas, or at such other address as Prudential shall have specified to the Company in writing.

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Notices under this Section 18 will be deemed given only when actually received. Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2 shall be made by the method specified for such communication in Section 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telefacsimile communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telefacsimile terminal the number of which is listed for the party receiving the communication in Schedule B or at such other telefacsimile terminal as the party receiving the information shall have specified in writing to the party sending such information and in the case of an e-mail communication, the communication is transmitted by an Authorized Officer of the party transmitting the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at an e-mail address that is listed for the party receiving the e-mail communication in Schedule B or at such other e-mail address as the party receiving the information shall have specified in writing to the party sending such information.
Section 19.    Reproduction of Documents.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at a Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by any Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20.    Confidential Information.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are

Roanoke Gas Company        Private Shelf Agreement

otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement, the Parent Guaranty or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
Each Purchaser acknowledges that U.S. securities laws prohibit any Person who has received material non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Each Purchaser further acknowledges that information provided to it by or on behalf of the Company may contain material, non-public information concerning the Company, its Subsidiaries or their Affiliates, or their securities, and each Purchaser acknowledges that such Purchaser may be restricted by applicable law from trading in the securities of the Company or its

Roanoke Gas Company        Private Shelf Agreement

parent if it possess material non-public information concerning the Company or its parent unless such trading is otherwise permitted or exempted by applicable law.
Section 21.    Substitution of Purchaser.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22.    Miscellaneous.
Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 22.2.    Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 22.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Roanoke Gas Company        Private Shelf Agreement

Section 22.4.    Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.6.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Commonwealth of Virginia excluding choice‑of‑law principles of the law of such Commonwealth that would permit the application of the laws of a jurisdiction other than such Commonwealth.
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any Virginia State or federal court sitting in the city of Roanoke, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(a)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(b)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Roanoke Gas Company        Private Shelf Agreement

(c)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
Section 22.8.    Transaction References. The Company agrees that Prudential may (i) refer to its role in establishing the Facility, as well as the identity of the Company and the maximum aggregate principal amount of the Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Company’s corporate logo in conjunction with any such reference.

* * * * *

Roanoke Gas Company        Private Shelf Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours, ROANOKE GAS COMPANY By: /s/ John S. D'Orazio Name: John S. D’Orazio Title: President By: /s/ Paul W. Nester Name: Paul W. Nester Title: Chief Financial Officer

Roanoke Gas Company        Private Shelf Agreement

This Agreement is hereby accepted and agreed to as of the date hereof.

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By: /s/ Brian Lemons
Vice President

SCHEDULE A

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acceptance” is defined in Section 2(f).
“Acceptance Day” is defined in Section 2(f).
“Acceptance Window” means, with respect to any interest rate quotes provided by Prudential pursuant to Section 2(e), the time period designated by Prudential during which the Company may elect to accept such interest rate quotes.
“Accepted Note” is defined in Section 2(f).
“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means this Private Shelf Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time among the Company, Prudential and the Purchasers dated September 30, 2015.
“Anti-Corruption Laws” is defined in Section 5.16(d)(1).
“Anti-Money Laundering Laws” is defined in Section 5.16(c).
“Asset Disposition” means any Transfer except:
(a)    any Transfer from a Subsidiary to the Company or to a Wholly-Owned Subsidiary so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default would exist;

(b)    any Transfer made in the ordinary course of business and involving only property that is either (1) held for lease or sale or (2) equipment, fixtures, supplies or

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materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete;

(c)    any Transfer of cash made in the ordinary course of business;

(d)    any Transfer of cash or other property constituting a distribution or a dividend, provided that no Default or Event of Default has occurred and is occurring or would result therefrom; and

(e)    any grant of a Lien permitted pursuant to Section 10.5.

“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in Schedule B attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in Schedule B or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.
“Available Facility Amount” is defined in Section 2(a).
“Blocked Person” is defined in Section 5.16(a).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, (b) for the purpose of Section 2.2 only, a day on which Prudential is open for business and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Roanoke, Virginia, are required or authorized to be closed.
“Cancellation Date” is defined in Section 2(h)(iv).
“Cancellation Fee” is defined in Section 2(h)(iv).

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“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.
“Closing” is defined in Section 3.1.
“Closing Day” means with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.2, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2(h)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the first paragraph of this Agreement.
“Confidential Information” is defined in Section 20.
“Confirmation of Acceptance” is defined in Section 2(f).
“Consolidated Long Term Debt” means, as of the date of any determination thereof, the total of all Long Term Debt of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.
“Consolidated Stockholders’ Equity” means, as of the date of any determination thereof, the stockholders’ equity of the Company which would be shown on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.
“Consolidated Total Assets” means, at any time, the total assets of the Company which would be shown on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.
“Consolidated Total Capitalization” means, as of the date of any determination thereof, the sum of (i) Consolidated Long Term Debt, plus (ii) current maturities of Consolidated Long Term Debt, plus (iii) Consolidated Stockholders’ Equity.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the

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possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by Wells Fargo Bank, National Association in New York, New York as its “base” or “prime” rate.
“Delayed Delivery Fee” is defined in Section 2(h)(iii).
“Disclosure Documents” is defined in Section 5.3.
“Disposition Proceeds” means, in the case of any Asset Disposition, the aggregate amount of Asset Disposition proceeds received by the Company in respect of such Asset Disposition, net of (i) costs and expenses incurred by the Company in connection with the enforcement, negotiation, consummation, settlement, proceedings, administration or other activity related to such Asset Disposition (including reasonable legal and accounting fees and expenses paid or payable as a result thereof), (ii) any taxes payable in connection with such Asset Disposition, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Disposition, and (iv) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Company in connection with such Asset Disposition or for other liabilities associated with such Asset Disposition and retained by the Company until such time as such reserve is reversed or such escrow arrangement is terminated, in which case the Disposition Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company from such escrow arrangement, as the case may be.
“Disposition Value” means, at any time, with respect to any property:
(a)    in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and
(b)    in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such Subsidiary Stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock or similar equity interests of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such capital stock or similar equity interests are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.

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“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Facility” is defined in Section 2(a).
“Fair Market Value” means, at any time and with respect to any property, the sale of value of such property that would be realized in an arm’s‑length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Form 10‑K” is defined in Section 7.1(b).
“Form 10‑Q” is defined in Section 7.1(a).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

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“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions

Execution Version

in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
“INHAM Exemption” is defined in Section 6.2(e).
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a)    its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)    (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(f)    the aggregate Swap Termination Value of all Swap Contracts of such Person; and
(g)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Execution Version

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Indebtedness Prepayment Application” means, with respect to any Transfer of property constituting an Asset Disposition, the application by the Company or any Subsidiary of cash in an amount equal to the Net Proceeds Amount (or portion thereof) with respect to such Transfer to pay Senior Indebtedness; provided, that in the event such Senior Indebtedness would otherwise permit the reborrowing of such Senior Indebtedness by the Company or such Subsidiary, the commitment to relend such Senior Indebtedness shall be permanently reduced by the amount of such Indebtedness Prepayment Application
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Issuance Fee” is defined in Section 2(h)(ii).
“Issuance Period” is defined in Section 2(b).
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Long Term Debt” of any Person means all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), but excluding all payments in respect thereof that are required to be made within one year from the date of any determination of Long Term Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP.
“Make-Whole Amount” is defined in Section 8.6.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty

Execution Version

or the ability of the Parent Guarantor to perform its obligations under the Parent Guaranty, or (d) the validity or enforceability of this Agreement, the Notes, the Parent Guaranty or any Subsidiary Guaranty.
“Material Credit Facility” means, as to the Company and its Subsidiaries,
(a)    the Credit Agreement dated as of March 30, 2012 by and between the Company and Wells Fargo Bank, National Association, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof; and
(b)    any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date hereof by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $5,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.
“Maturity Date” is defined in the first paragraph of each Note.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Net Proceeds Amount” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of
(a)    the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) allocated to such Person in respect of such Transfer, net of any applicable taxes incurred in connection with such Transfer, minus
(b)    all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

“Notes” is defined in Section 1.
“OFAC” is defined in Section 5.16(a).
“OFAC Listed Person” is defined in Section 5.16(a).

Execution Version

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Parent Guaranty” means that certain Unconditional Parent Guaranty dated as of the date hereof of the Parent Guarantor, for the benefit of the holders of the Notes, from time to time, as amended, modified or supplemented.
“Parent Guarantor” means RGC Resources, Inc., a Virginia corporation.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Priority Indebtedness” means the sum, without duplication, of (i) all Indebtedness of the Company or any Subsidiary secured by Liens other than Liens permitted by clauses (a) through (i), inclusive, of Section 10.5, plus (ii) all Indebtedness of Subsidiaries (excluding any such Indebtedness described in this clause (ii) of any Subsidiary Guarantor or of any Subsidiary owing to the Company or to another Subsidiary).
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Property Reinvestment Application” means, with respect to any Transfer of property constituting an Asset Disposition, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any Subsidiary of operating assets for the Company or any Subsidiary to be used in the principal business of such Person (or of an entity owning operating assets, in which event the Property Reinvestment Application shall be limited to the Fair Market Value of such operating assets).

Execution Version

“Prudential” is defined in the addressee line to this Agreement.
“Prudential Affiliate” means any Affiliate of Prudential.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” is defined in the addressee line to this Agreement and includes such Purchaser’s successors and assigns.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“QPAM Exemption” is defined in Section 6.2(d).
“Ratable Portion” means, in respect of any Note, an amount equal to the product of (x) the Disposition Proceeds being applied to the permanent reduction of Senior Indebtedness multiplied by (y) a fraction, the numerator of which is the aggregate principal amount of such Note then outstanding and the denominator of which is the aggregate principal amount of Senior Indebtedness then outstanding (including the Notes) that will be reduced or repaid with the Disposition Proceeds (calculated prior to such reduction or repayment).
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Request for Purchase” is defined in Section 2(d).
“Required Holders” means at any time (i) prior to the initial Closing, Prudential and (ii) on or after the initial Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Rescheduled Closing Day” is defined in Section 3.2.
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Indebtedness” shall mean and include (i) any Indebtedness of the Company (other than Indebtedness owing to any Affiliate) which is not expressed to be junior or subordinate to any

Execution Version

other Indebtedness of the Company, and (ii) any Indebtedness of a Subsidiary Guarantor (other than Indebtedness owing to any Affiliate) which is not expressed to be junior or subordinate to any other Indebtedness of such Subsidiary Guarantor.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or assistant treasurer of the Company.
“Series” is defined in Section 1.
“Shelf Notes” is defined in Section 1.
“Source” is defined in Section 6.2.
“Structuring Fee” is defined in Section 2(h)(i).
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.
“Subsidiary Guaranty” is defined in Section 9.7(a).
“Substitute Purchaser” is defined in Section 21.
“Subsidiary Stock” means, with respect to any Person, the capital stock or limited liability company or other equity (or any options or warrants to purchase stock or similar equity interests or other Securities exchangeable for or convertible into stock or similar equity interests) of any Subsidiary of such Person.
“Super-Majority Holders” means at any time (i) prior to the initial Closing, Prudential and (ii) on or after the initial Closing, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity

Execution Version

swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including, without limitation, any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Transfer” means, with respect to any Person, any transaction (including by merger, consolidation or disposition of all or substantially all the assets of such Person) in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Subsidiary Stock. “Transfer” shall also include the creation of minority interests in connection with any merger or consolidation involving a Subsidiary if the resulting entity is owned, directly or indirectly, by the Company in a proportion less than the proportion of ownership of such Subsidiary by the Company immediately preceding such merger or consolidation.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions” is defined in Section 5.16(a).
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

SCHEDULE B

AUTHORIZED OFFICERS

Authorized Officers for the Company

John S. D’Orazio
President and CEO
Roanoke Gas Company
519 Kimball Avenue, NE
P.O. Box 13007
Roanoke, VA 24030-3007
Telephone: (540) 777-3815
Facsimile: (540) 777-2636

Paul W. Nester
Vice President, Secretary, Treasurer and CFO
Roanoke Gas Company
519 Kimball Avenue, NE
P.O. Box 13007
Roanoke, VA 24030-3007
Telephone: (540) 777-3837
Facsimile: (540) 777-2636

Howard T. Lyon
Assistant Secretary and Assistant Treasurer
Roanoke Gas Company
519 Kimball Avenue, NE
P.O. Box 13007
Roanoke, VA 24030-3007
Telephone: (540) 777-3842
Facsimile: (540) 777-2636

SCHEDULE B

Authorized Officers for Prudential

Ric E. Abel	Matthew A. Baker
Managing Director	Vice President
Prudential Capital Group	Prudential Capital Group
2200 Ross Avenue	2200 Ross Avenue
Suite 4300	Suite 4300
Dallas, TX 75201	Dallas, TX 75201
Telephone: (214) 720-6272	Telephone: (214) 720-6253
Facsimile: (214) 720-6297	Facsimile: (214) 720-6222

Ty Bowman	Julia B. Buthman
Vice President	Managing Director
Prudential Capital Group	Prudential Capital Group
2200 Ross Avenue	2200 Ross Avenue
Suite 4300	Suite 4300
Dallas, TX 75201	Dallas, TX 75201
Telephone: (214) 720-6263	Telephone: (214) 720-6273
Facsimile: (214) 720-6297	Facsimile: (214) 720-6299

Wendy A. Carlson	Richard P. Carrell
Managing Director	Vice President
Prudential Capital Group	Prudential Capital Group
2200 Ross Avenue	2200 Ross Avenue
Suite 4300	Suite 4300
Dallas, TX 75201	Dallas, TX 75201
Telephone: (214) 720-6220	Telephone: (214) 720-6287
Facsimile: (214) 720-6297	Facsimile: (214) 720-6297

Brien F. Davis	Christopher L. Halloran
Vice President	Vice President
Prudential Capital Group	Prudential Capital Group
2200 Ross Avenue	2200 Ross Avenue
Suite 4300	Suite 4300
Dallas, TX 75201	Dallas, TX 75201
Telephone: (214) 720-6256	Telephone: (214) 720-6235
Facsimile: (214) 720-6299	Facsimile: (214) 720-6222

Randall M. Kob	Timothy M. Laczkowski
Senior Managing Director	Vice President
Prudential Capital Group	Prudential Capital Group

Execution Version

2200 Ross Avenue	2200 Ross Avenue
Suite 4300	Suite 4300
Dallas, TX 75201	Dallas, TX 75201
Telephone: (214) 720-6210	Telephone: (214) 720-6275
Facsimile: (214) 720-6222	Facsimile: (214) 720-6299

Brian E. Lemons	Ingrida Soldatova
Vice President	Vice President
Prudential Capital Group	Prudential Capital Group
2200 Ross Avenue	2200 Ross Avenue
Suite 4300	Suite 4300
Dallas, TX 75201	Dallas, TX 75201
Telephone: (214) 720-6276	Telephone: (214) 720-6230
Facsimile: (214) 720-6222	Facsimile: (214) 720-6297

Brian N. Thomas
Managing Director
Prudential Capital Group
2200 Ross Avenue
Suite 4300
Dallas, TX 75201
Telephone: (214) 720-6216
Facsimile: (214) 720-6222

A-2

SCHEDULE 1

[FORM OF NOTE]
ROANOKE GAS COMPANY

No. [_________]
PPN: [_________]
ORIGINAL PRINCIPAL AMOUNT: [_________]
ORIGINAL ISSUE DATE: [_________]
INTEREST RATE: [_________]
INTEREST PAYMENT DATES: [_________]
FINAL MATURITY DATE: [_________]
PRINCIPAL PREPAYMENT DATES AND AMOUNTS: [_________]

ROANOKE GAS COMPANY
NOTE
FOR VALUE RECEIVED, the undersigned, ROANOKE GAS COMPANY (the “Company”), a corporation organized and existing under the laws of the Commonwealth of Virginia, hereby promises to pay to __________ or its registered assigns, the principal sum of $__________ and interest thereon as follows: The Company shall pay the principal sum [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),] [, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] (the “Maturity Date”) with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable and (b)(x) to the extent legally enforceable, on any overdue installment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) [___]% or (ii) 2.0% over the rate of interest publicly announced by [_________________] from time to time in New York, New York as its “base” or “prime” rate, payable on each Interest Payment Date specified above (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on, and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America in the manner provided in the Private Shelf Agreement.
This Note is one of a series of Notes issued pursuant to the Private Shelf Agreement, dated as of September 30, 2015 between the Company, Prudential Investment Management, Inc. and the Purchasers (as defined therein) (the “Private Shelf Agreement”). Each Holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Private Shelf Agreement and (ii) made the representations set forth in Section 6

Execution Version

of the Private Shelf Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Private Shelf Agreement.
This Note is a registered Note and, as provided in the Private Shelf Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same Series for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company shall treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make the required prepayments of principal on this Note on the dates and in the amounts specified above. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Private Shelf Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note shall become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Private Shelf Agreement.
In no event shall the interest contracted for, charged or received hereunder, plus any other amounts contracted for, charged or received in connection herewith which are deemed interest under the laws of the Commonwealth of Virginia and the United States of America ever exceed the maximum amount of nonusurious interest which could be lawfully contracted for, charged or received under applicable law.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the Commonwealth of Virginia excluding choice-of-law principles of the law of such Commonwealth that would permit the application of the laws of a jurisdiction other than such Commonwealth.

2

Execution Version

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, attested and delivered the ____ day of _________, 20[__].

ROANOKE GAS COMPANY Name Title

3

SCHEDULE 2(d)

[FORM OF REQUEST FOR PURCHASE]

ROANOKE GAS COMPANY
Reference is made to the Private Shelf Agreement (as amended from time to time, the “Agreement”), dated as of September 30, 2015, between Roanoke Gas Company (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.
Pursuant to Section 2(d) of the Agreement, the Company hereby makes the following Request for Purchase:

1.	Aggregate principal amount of
the Notes covered hereby
(the “Notes”) ................... $__________1

2.	Individual specifications of the Notes:

Principal Amount	Final Maturity Date	Principal Prepayment Dates and Amounts	Interest Payment Period
[Quarterly][Semi-annually] in arrears

3.	Use of proceeds of the Notes:

4.	Proposed day for the closing of the purchase and sale of the Notes:

5.	The purchase price of the Notes is to be transferred to:

Name and Address

and ABA Routing	Number of

Number of Bank	Account

Execution Version

6.    The Company certifies that [the attached [Schedule[s] [5.3/5.4/5.5/5.15][modified representations and/or warranties] are true and correct on and as of the date of this Request for Purchase and] (a) the representations and warranties contained in Section 5 of the Agreement[, as amended by the attached [Schedules][modifications],] are true on and as of the date of this Request for Purchase and (b) that there exists on the date of this Request for Purchase no Event of Default or Default.
7.    The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the Closing Day.

Dated:

Roanoke Gas Company

By ______________________________
Authorized Officer

2

SCHEDULE 2(f)

[FORM OF CONFIRMATION OF ACCEPTANCE]
Reference is made to the Private Shelf Agreement (as amended from time to time, the “Agreement”), dated as of September 30, 2015 between Roanoke Gas Company (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.
Prudential or the Prudential Affiliate which is named below as a Purchaser of Notes hereby confirms the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of the Agreement applicable to the Purchasers or holders of the Notes.
Pursuant to Section 2(f) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

I.	Accepted Notes: Aggregate principal
amount $__________________

(A)	(a) Name of Purchaser:
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    Interest rate:
(f)    Interest payment period:    [Quarterly][Semi-annually] in arrears
(g)    Payment and notice instructions:    As set forth on attached
Purchaser Schedule

(B)	(a) Name of Purchaser:
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    Interest rate:
(f)    Interest payment period:    [Quarterly][Semi-annually] in arrears
(g)    Payment and notice instructions:    As set forth on attached
Purchaser Schedule

[(C), (D)…. same information as above.]

Execution Version

II.	Closing Day:

III.	Issuance Fee:

[IV
[Prudential hereby waives the time period for delivery requirements in Section 2.2(d) related to the information described in paragraph 6 of the Request for Purchase.][Prudential acknowledges receipt of the [updated schedule[s]][modified representations and/or warranties] described in paragraph 6 of the Request for Purchase dated [________]].

2

Execution Version

ROANOKE GAS COMPANY

By: ________________________________
Name: _____________________________
Title: ______________________________
Dated: _____________________________

PRUDENTIAL INVESTMENT
MANAGEMENT, INC.

By ______________________________
Vice President

[PRUDENTIAL AFFILIATE]

By ______________________________
Vice President

[ATTACH PURCHASER SCHEDULE]

SCHEDULE 5.3

DISCLOSURE MATERIALS

With the exception of this Agreement and the financial statements, 10-K filings and 10-Q filings listed in Schedule 5.5 of this Agreement, there are no Disclosure Documents.

SCHEDULE 5.4

SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

The Company has no Subsidiaries.
The Company's Affiliates are the following:
RGC Resources, Inc.
RGC Ventures of Virginia, Inc.
Diversified Energy Company
RGC Midstream, LLC

The Company's directors are the following:
John B. Williamson, III
John S. D'Orazio
Maryellen F. Goodlatte
S. Frank Smith
J. Allen Layman
Nancy Howell Agee
George W. Logan
The Company's senior officers are the following:
John S. D'Orazio            President and CEO
Howard T. Lyon            Assistant Secretary and Assistant Treasurer
Paul W. Nester            Vice President, Secretary, Treasurer and CFO
Carl J. Shockley, Jr.            Vice President, Operations

SCHEDULE 5.5

FINANCIAL STATEMENTS

The Company has delivered the following financial statements:

	Fiscal Year Ended			Quarter Ended
	September 30, 2014			June 30, 2015
	Financial Statements			Financial Statements
	Audited	Unaudited	10-K	Audited	Unaudited	10-Q

RGC Resources, Inc.	X		X		X	X

Roanoke Gas Company, Inc.		X			X

Diversified Energy Company, Inc.		X			X

RGC Ventures of Virginia, Inc.		X			X

RGC Midstream, LLC		N/A			N/A

The aforesaid audited financial statements for RGC Resources, Inc. are consolidated financial statements for RGC Resources, Inc. and its Subsidiaries.

SCHEDULE 5.15

EXISTING INDEBTEDNESS

The Company was the obligor with respect to the following Indebtedness as of June 30, 2015:

Principal Amount
Obligee                 Outstanding      Collateral      Guarantor

The Prudential Insurance
Company of America    $ 15,250,000    None    RGC Resources, Inc.

Par U Hartford Life & Annuity
Comfort Trust         9,700,000    None    RGC Resources, Inc.

Pruco Life Insurance Company
of New Jersey         5,550,000    None    RGC Resources, Inc.

Wells Fargo Bank, N.A. – Revolving          1,718,504    None    RGC Resources, Inc.
Line of Credit    ______________
$    32,218,504

The maximum principal amount that can be outstanding at any time under the aforesaid revolving line of credit is $24,000,000.

The documents relating to certain of the aforesaid Indebtedness restrict the Company's ability to incur Indebtedness unless prescribed ratios are not exceeded. Such ratios would not be exceeded by reason of the issuance of the Notes, and such documents would not prohibit the issuance of the Notes.

EXHIBIT 4.4(a)

FORM OF OPINION OF SPECIAL COUNSEL
TO THE COMPANY
Matters To Be Covered in
Opinion of Special Counsel to the Company and Parent Guarantor
1.    Each of the Parent Guarantor, Company and its Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents (including the Private Shelf Agreement).
2.    Each of the Parent Guarantor, Company and its Subsidiaries being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.
3.    Due authorization and execution of the documents (including the Private Shelf Agreement) and such documents being legal, valid, binding and enforceable.
4.    No conflicts with charter documents, laws or other agreements.
5.    All consents required to issue and sell the Notes and to execute and deliver the documents (including the Private Shelf Agreement) having been obtained.
6.    No litigation questioning validity of documents (including the Private Shelf Agreement).
7.    The Notes and the Parent Guaranty not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.
8.    No violation of Regulations T, U or X of the Federal Reserve Board.
9.    Parent Guarantor and Company not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.

EXHIBIT 4.4(b)

FORM OF OPINION OF SPECIAL COUNSEL
TO THE PURCHASERS

[Provided to the Purchasers.]

Roanoke Gas Company
__________________________________
First Amendment
dated as of September 30, 2017

to

Private Shelf Agreement
dated as of September 30, 2015
__________________________________

Dated as of
September 30, 2017
To PGIM, Inc. (fka Prudential Investment Management, Inc.)

Ladies and Gentlemen:
Reference is made to (i) the Private Shelf Agreement dated as of September 30, 2015 (as amended from time to time, the “Shelf Agreement”), between Roanoke Gas Company (the “Company”), on the one hand, and PGIM, Inc. (fka Prudential Investment Management, Inc.) (“Prudential”) and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used in this First Amendment (this “First Amendment”) without definition shall have the meanings given such terms in the Shelf Agreement.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company requests the amendment of certain provisions of the Shelf Agreement as hereinafter provided.
Upon your acceptance hereof in the manner hereinafter provided and upon satisfaction of all conditions to the effectiveness hereof, this First Amendment shall be effective, but only in the respects hereinafter set forth:

Section 1.	Amendments To Shelf Agreement.

(a)    Section 2 (b). (Issuance Period) of the Shelf Agreement is hereby amended by deleting Section 2 (b) in its entirety and replacing it with the following:

(b)    Issuance Period. Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of October 2, 2017 (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period.”
(b)    Section 4.11. (Parent Guaranty) of the Shelf Agreement is hereby amended by deleting Section 4.11 in its entirety and replacing it with the following:
Section 4.11. Parent Guaranty. The Parent Guaranty shall have been duly executed and delivered by the Parent Guarantor (and each Purchaser shall have received an original copy thereof), shall be in full force and effect on the date thereof and shall be satisfactory in form and substance to such Purchaser.
(c)    The definition of Parent Guaranty as set forth in Schedule A - Defined Terms of the Shelf Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
“Parent Guaranty” means that certain Unconditional Parent Guaranty dated as of the date thereof of the Parent Guarantor, for the benefit of the holders of the Notes, from time to time, as amended, modified or supplemented.

Section 2.	Representations and Warranties.
The Company hereby represents and warrants that:
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    This First Amendment and the Shelf Agreement, as amended hereby, (all of the foregoing documents are referred to herein as the “Note Documents”) and the transactions contemplated hereby are within the corporate power of the Company, have been duly authorized by all necessary company action on the part of the Company, and the Note Documents have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    Immediately prior to and after giving effect to this First Amendment, no Default has occurred and is continuing and no Event of Default has occurred under the Shelf Agreement, as amended hereby.
(d)    The execution, delivery and performance of the Note Documents by the Company does not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the

Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
(e)    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of the Note Documents.

Section 3.	Conditions Precedent.
This First Amendment shall not become effective until, and shall become effective on, the Business Day when each of the following conditions shall have been satisfied:
(a)    Prudential shall have received this First Amendment, duly executed by the Company.
(b)    Prudential shall have consented to this First Amendment as evidenced by its execution thereof.
(c)    The representations and warranties of the Company set forth in Section 2 hereof shall be true and correct.
(d)    Any consents or approvals from any holder or holders of any outstanding security or indebtedness of the Company and any amendments of agreements pursuant to which any securities or indebtedness may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be reasonably satisfactory in form and substance to Prudential and its special counsel.
(e)    All corporate proceedings and other proceedings in connection with the transactions contemplated by this First Amendment and all documents and instruments incident to such transactions shall be reasonably satisfactory to Prudential and its special counsel, and Prudential and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as Prudential or its special counsel may reasonably request.
(f)    Prudential shall have received such certificates of officers of the Company as it may reasonably request with respect to this First Amendment and the transactions contemplated hereby.
(g)    The Company shall have paid the fees and disbursements of Prudential’s special counsel, Greenberg Traurig, LLP, incurred in connection with the negotiation, preparation, execution and delivery of this First Amendment and the transactions contemplated hereby which fees and disbursements are reflected in the statement of such special counsel delivered to the Company at the time of the execution and delivery of this First Amendment.

Prudential hereby agrees with the Company that the execution and delivery of its signature page to this First Amendment shall evidence the satisfaction of each of the conditions precedent set forth in this Section 3.

Section 4.	Miscellaneous.
Section 4.1.    Except as amended herein, all terms and provisions of the Shelf Agreement and related agreements and instruments are hereby ratified, confirmed and approved in all respects.
Section 4.2.        Each reference in the Shelf Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import in instruments or documents provided for in the Shelf Agreement or delivered or to be delivered thereunder or in connection therewith, shall, except where the context otherwise requires, be deemed a reference to the Shelf Agreement, as amended hereby.
Section 4.3.    This First Amendment shall be governed by and construed in accordance with, and the rights of the parties shall be governed by, the law of the Commonwealth of Virginia excluding choice‑of‑law principles of the law of such Commonwealth that would permit the application of the laws of a jurisdiction other than such Commonwealth.
Section 4.4.    This First Amendment and all covenants herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereunder. All representations, warranties and covenants made by the Company herein shall survive the closing and the delivery of this First Amendment.
Section 4.5.    This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same First Amendment. Delivery of an executed counterpart of this First Amendment by facsimile or transmitted electronically in either Tagged Image File Format (“TIFF”) or Portable Document Format (“PDF”) shall be as effective as delivery of a manually executed counterpart of this First Amendment.

[Signature Pages Follow]

The execution hereof by the Company and Prudential shall constitute a binding agreement between the Company and Prudential and each Prudential Affiliate which becomes bound to the Shelf Agreement as provided in the Shelf Agreement for the uses and purposes hereinabove set forth.

The undersigned, hereby acknowledges, approves and agrees to the foregoing First Amendment.

Roanoke Gas Company By: /s/ John S. D'Orazio Name: John S. D’Orazio Title: President By: /s/ Paul W. Nester Name: Paul W. Nester Title: Chief Financial Officer

The undersigned, hereby acknowledges, approves and agrees to the foregoing First Amendment.

PGIM, Inc.

By: /s/ Brian Lemons
Vice President